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Exhibit (a)(1)(F)
[Website Election Form Page]

[links to Home, CEO Letter, Offer to Exchange Document, Election Form, Q&A and Email sections of the website]


ELECTION FORM PAGE

You have reached the Election Form page for the Offer to Exchange Program. The Election Form can be used to accept the Offer and tender your Eligible Option(s) (any stock option with an exercise price equal to or greater than $9.00 per share) for exchange or, once you have tendered any Eligible Option(s), to reject the Offer and revoke your tender.

This Election Form, and the consequences of your election to exchange your Eligible Option(s) by submitting this Election Form are governed by and subject to the Offer to Exchange document filed with the Securities and Exchange Commission, which is accessible in its entirety by using the Offer to Exchange Document link above.

INSTRUCTIONS:

DOWNLOAD THE ELECTION FORM FOR FILING

To submit the Election Form, you must download the PDF file containing the Election Form on this page.

FILL IN YOUR NAME, SOCIAL SECURITY NO. (OR GOVERNMENT ID NO.) AND GRANT NUMBERS OF THE ELIGIBLE OPTION(s) YOU WANT TO EXCHANGE

Once you have downloaded the PDF file, you must fill in your full name, Social Security No. (or Government ID No.) and the Grant Number(s) of the Eligible Option(s) that you want to exchange. The Grant Number(s) of your Eligible Option(s) can be found by accessing the "View Your Options Account" screen of your Salomon Smith Barney ACCESS account. For any particular option grant, you can find the Grant Number by clicking on the "DETAILS" button for the option grant.

INDICATE WHETHER YOU ACCEPT THE OFFER AND TENDER OR WANT TO REVOKE A PREVIOUS TENDER

After you fill in your name, Social Security No. (or Government ID No.) and the Grant Number(s) of the Eligible Option(s) you want to exchange, you will be asked to accept or reject the Offer. If you want to accept the Offer and tender your Eligible Option(s) for exchange, you should place an "X" on the line in front of the word "Accept -- please check here if you accept the Offer and tender your Eligible Option(s) for exchange."


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If you have previously tendered Eligible Option(s) and you want to reject the
Offer and revoke the tender of the previously tendered Eligible Option(s), you should place an "X" on the line in front of the word "Reject -- please check here if you reject the Offer and revoke the tender of your Eligible Option(s) for exchange."

PLEASE NOTE THAT IF YOU DO NOT WANT TO ACCEPT THE OFFER OR YOU DO NOT WANT TO REVOKE THE TENDER OF PREVIOUSLY TENDERED ELIGIBLE OPTION(s), THEN THERE IS NO NEED FOR YOU TO FILE AN ELECTION FORM. YOU ONLY NEED TO FILE AN ELECTION FORM
(i) IF YOU WANT TO ACCEPT THE OFFER AND TENDER ELIGIBLE OPTION(s) FOR EXCHANGE OR (ii) IF YOU WANT TO REVOKE THE TENDER OF PREVIOUSLY TENDERED ELIGIBLE OPTION(s). IF YOU WANT TO CHANGE THE ELIGIBLE OPTION(s) YOU WANT TO TENDER FOR EXCHANGE, THEN ALL YOU NEED TO DO IS SUBMIT AN UPDATED ELECTION FORM. YOU CAN SUBMIT AS MANY ELECTION FORMS AS YOU WOULD LIKE, PROVIDED THAT ALL ELECTION FORMS MUST BE RECEIVED BY THE EXPIRATION DATE, AS DEFINED BELOW. ANY ELECTION FORMS RECEIVED AFTER THE EXPIRATION DATE MAY BE REJECTED, AND THE LAST ELECTION FORM RECEIVED FROM YOU WILL DETERMINE YOUR PARTICIPATION IN THE OFFER.

INDICATE HOW YOU WANT TO PAY YOUR TAXES

If you accept the Offer, you will be asked to select the method(s) that you will use to pay income and employment withholding taxes resulting from the grant of the Stock Bonus to you. The Company is responsible for collecting these taxes before it can make the shares of Common Stock underlying the Stock Bonus available to you. If you would like the income and employment taxes deducted from your remaining paychecks in 2001, you should place an "X" on the line in front of the words "Payroll Deduction -- please check here to have taxes deducted from your remaining paychecks issued in 2001."

If you would like to pay the income and employment withholding taxes directly to Terayon, you should place an "X" on the line in front of the words "Personal Payment -- please check here if you are going to provide Terayon Communication Systems, Inc. with cash to pay the income and employment taxes." All checks should be made out to Terayon Communication Systems, Inc. and given to Trudi Stringer no later than December 13, 2001 by 5 p.m. (Pacific Standard Time).

If you would like to pay the income and employment taxes using a portion of the Common Stock granted to you, you should place an "X" on the line in front of the words "Stock Payment -- check here to use a portion of the Common Stock granted to you as a Stock Bonus to pay income and employment taxes." The number of shares of Common Stock to be withheld will be calculated using the same price per share used to calculate the income to you as a result of the Stock Bonus.

You may need to select more than one method of paying your income and employment withholding taxes if any one method will not be sufficient to pay all the taxes that you need to pay.

SUBMIT THE ELECTION FORM ELECTRONICALLY


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Once you have completed the Election Form, you should submit it as an e-mail attachment to stockoptions@terayon.com or fax it to (408) 327-7922 by 9:00 p.m., Pacific Standard Time, on December 5, 2001 (or such later date if the Offer is extended) (the "Expiration Date"). The date of your Election Form shall be the date that we receive it at stockoptions@terayon.com. All Election Forms must be received by the Expiration Date.

Please keep a copy of the completed Election Form for your records.

If you have any questions, please submit them to stockoptions@terayon.com.

Please click here to download the PDF file containing the Election Form

PDF FILE

ELECTION FORM

Please type the following:

YOUR NAME:  _____________________Social Security No.: ____________________
                               (or Government ID No.)

GRANT NUMBER(s) OF ELIGIBLE OPTION(s) TENDERED FOR EXCHANGE:

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Please select one of the following using an "X":

____ ACCEPT -- please check here if you accept the Offer and tender your Eligible Option(s) for exchange.

____ REJECT -- please check here if you reject the Offer and revoke the tender of previously tendered Eligible Option(s).


If you Accept the Offer, please select one or more of the following using an "X":

____ PAYROLL DEDUCTION -- please check here to have taxes deducted from your paycheck(s) remaining in 2001.

____ PERSONAL PAYMENT -- please check here if you are going to provide Terayon Communication Systems, Inc. with cash or a personal check to pay the income and employment taxes no later than December 13, 2001 by 5 p.m. (Pacific Standard Time).


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____    STOCK PAYMENT -- check here to use a portion of the Common Stock granted to you as a Stock Bonus to pay income and employment taxes.